UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 7, 2007
_________________
AKSYS, LTD.
(Exact name of registrant as specified in its charter)
000-28290
(Commission File Number)

Delaware	36-3890205

(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)
Not Applicable
(Address of principal executive offices, with zip code)
Not Applicable
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address,
if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.
     On or about March 12, 2007, Aksys Ltd. (“Aksys”) was notified by Durus Life Sciences Master Fund Ltd. (the “Secured Creditor”) of the terms pursuant to which the Secured Creditor had sold substantially all of the property subject to the security interest under the Security Agreement dated as of June 23, 2006, by and between Aksys and the Secured Creditor (the “Security Agreement”).
     As previously disclosed, Aksys received notification from the Secured Creditor on or about February 8, 2007, that the Secured Creditor had determined to dispose of the collateral subject to the Security Agreement by private foreclosure sale under sections 9-610(a) and 9-611(b) of the New York Uniform Commercial Code (the “UCC”). The Secured Creditor is the lender under the Loan Agreement dated as of June 23, 2006, by and between Aksys and the Secured Creditor (the “Loan Agreement”). The notification provided by the Secured Creditor to Aksys indicated that the current balance of the obligations due to the Secured Creditor under the Loan Agreement was $23,358,109.39 (although additional amounts may now be owing under the Loan Agreement on account of foreclosure expenses and other secured obligations). The Secured Creditor was granted a security interest in all of Aksys’ property pursuant to the Security Agreement.
     The private foreclosure sale closed on March 7, 2007 pursuant to the provisions of the UCC. At the closing, the Secured Creditor sold to the buyer the property subject to the security interest for a purchase price of $2,554,000. The parties also agreed that additional contingent compensation may be paid to the Secured Creditor upon the occurrence of certain events.
     Aksys believes that the present value of the proceeds received by the Secured Creditor at the foreclosure sale (including the additional consideration that may be paid upon the occurrence of certain events as described above) is far below the amount due to the Secured Creditor under the Loan Agreement. Aksys further believes that there is only a very remote possibility that any future proceeds received by the Secured Creditor upon the occurrence of such events will be sufficient to fully repay the Secured Creditor under the Loan Agreement.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AKSYS, LTD.
Dated: March 15, 2007	By:	/s/ Howard J. Lewin
		Name:	Howard J. Lewin
		Title:	President and Chief Executive Officer